Exhibit 99.1

PRESS RELEASE | July 1, 2021 | NASDAQ:PLL

PIEDMONT EXPANDS SPODUMENE RESOURCES THROUGH INVESTMENTS IN IRONRIDGE RESOURCES
Supports Piedmont’s Plan to Become America’s #1 Producer of Lithium Hydroxide
•	PLL to acquire 9.47% of IronRidge Resources (“IRR”) and a 50% interest in IRR’s Ghana-based lithium portfolio
•	$15mm equity placement and 50% project interest to be earned through staged investments over 3-4 years
•	Binding supply agreement for 50% of IRR’s planned Ghanaian spodumene concentrate (“SC6”) production
•	The IRR Ghana SC6 supply will support staged growth in Piedmont’s lithium hydroxide production
o	Feasibility Study of Carolina Lithium’s integrated 30,000 t/y LiOH on track for September 2021
o	30,000 t/y integrated LiOH project in Quebec to be evaluated jointly with Sayona Mining
o	IRR SC6 supply provides optionality for incremental 30,000 t/y LiOH capacity at a site to be determined
o	Hydroxide capacity to be developed in stages to minimize execution and funding risks

BELMONT, N.C. – Piedmont Lithium Inc. (Nasdaq: PLL) is pleased to announce that it has entered into definitive agreements (the “Agreements”) to establish a strategic partnership with IronRidge Resources (“IRR”) (AIM: IRR) through the purchase of an equity stake in IRR, staged project investments to earn a 50% interest in IRR’s Ghana-based lithium portfolio (“IRR Ghana”), and a binding supply agreement for 50% of IRR Ghana’s planned spodumene concentrate (“SC6”) production.

IRR Ghana has an impressive portfolio of spodumene prospects, anchored by the highly promising Ewoyaa Project (the “Ewoyaa Project”).  The Ewoyaa Project has a current Mineral Resource of 14.5Mt @ 1.31% Li2O with vast exploration potential.1  The Ewoyaa Project has the potential to be a large, low-cost spodumene concentrate (“SC6”) producer.

In January 2021, IRR published a scoping study for the Ewoyaa Project forecasting an average of 295,000 t/y of planned SC6 production, a $345 million after-tax net present value and an after-tax internal rate of return of 125%, for initial capital investment of $70 million.2  The Ewoyaa Project capitalizes on its excellent location less than one mile from a major national highway and only 70 miles to the major port of Takoradi.  The site is also directly adjacent to high voltage power and is expected to have a low environmental impact due to reliance on solar and hydroelectric generating capacity to power the facility.  Piedmont conducted extensive due diligence over the past several months, including through site visits to Ghana, and believes that IRR Ghana has significant upside potential.

Piedmont will invest approximately $15 million (£10.8mm) to acquire a 9.47% equity interest in IRR (the “Subscription”) and will appoint one director to IRR’s Board of Directors.  Piedmont will also have the opportunity to earn a 50% stake in IRR Ghana by investing (i) $17 million to fund ongoing exploration and a definitive feasibility study over the next 24 months to earn an initial 22.5% project interest, and (ii) a further $70 million in 2023-2025 to fund the construction of the Ewoyaa Project to earn an additional 27.5% project interest, which would bring the total to 50% ownership in IRR Ghana (together, the “Project Investment”).  Piedmont and IRR have also entered into a binding SC6 supply agreement (the “Supply Agreement”), conditioned on Piedmont completing its earn-in obligations, pursuant to which IRR will supply Piedmont 50% of IRR Ghana’s planned SC6 production (currently estimated to be 147,500 t/y) at market prices on a life-of-mine basis.

1 Refer to IRR announcement dated January 28, 2020.
2 Refer to IRR announcement dated January 19, 2021.

The Subscription is expected to close in August 2021 subject to satisfaction of conditions precedent with the Project Investment expected to be staged over a three-to-four-year period leading to initial production in 2025.  Material terms of the Agreements are included in the Summary of Transaction Terms at the end of this announcement.

Keith D. Phillips, President and Chief Executive Officer, commented: “We are very pleased to announce a partnership with IronRidge Resources to jointly develop their outstanding spodumene project portfolio in Ghana.  We consider IRR’s Ewoyaa Project to be among the world’s most promising spodumene projects.  The high-grade mineral resource is currently modest in scale but offers substantial exploration potential, and the project is very well-located, being only 70 miles from a major port.  Ewoyaa builds on Piedmont’s strategic commitment to be a large-scale and low-cost producer of lithium hydroxide from spodumene concentrate sourced from diverse sustainable resources in favorable jurisdictions.

“Ghana is one of Africa’s most successful nations, with a strong mining tradition and an increasingly diverse economic base.  In naming Ghana as the headquarters for its entire African business earlier this year, Twitter described Ghana as a ‘Champion for Democracy’.  Euler-Hermes regularly rates Ghana among the lowest-risk jurisdictions in the region, and Transparency International rates Ghana ahead of other lithium-rich countries such as Argentina, China, Brazil, Mexico, Bolivia, Mali, and the DRC in its annual corruption perception rankings.

“2021 has been a transformative year for Piedmont.  We have built the world’s premier lithium development leadership team, significantly expanded our world-class Carolina Lithium Project, and become a multi-asset company through strategic investments in Quebec and in Ghana.  We raised sufficient capital in March 2021 to comfortably fund these strategic initiatives as well as our definitive feasibility study in North Carolina and should end 2021 with a robust cash balance.  We will now evaluate plans to capitalize on our expanded spodumene resource base to become a larger producer of the battery-quality lithium hydroxide that America will require to power the ongoing transition to electric vehicles.  Lithium has been called ‘the irreplaceable element of the electric era,’ and we will bring large-scale production of lithium hydroxide to America.”

For further information, contact:

Keith Phillips	Brian Risinger
President & CEO	VP - Investor Relations and Corporate Communications
T: +1 973 809 0505	T: +1 704 910 9688
E: kphillips@piedmontlithium.com	E: brisinger@piedmontlithium.com

Summary of Transaction Terms
Subscription
Subscriber	Piedmont Lithium Inc. (Nasdaq:PLL)
Issuer	IronRidge Resources (AIM:IRR)
No. of Securities	54,000,000 shares
Subscription Price	20p per share
Total Investment	£10,800,000 (approximately $15 million)
Board Representation	For so long as the Subscriber holds voting power of at least 9% in the Issuer, the Subscriber will have the right to appoint one person as a non-executive director of the Issuer
Conditions Precedent
Completion of the subscription for shares is subject to the following conditions precedent:
•      The Issuer obtaining shareholder approval for the issue of the shares to the Subscriber;
•      The Issuer and the Subscriber obtaining all necessary regulatory approvals for the subscription for shares; and
•      No material adverse effect on the Issuer having occurred prior to the date the other conditions precedent are satisfied.

Project Investment
Project	IronRidge Resources Ghana and its Affiliates (“IRR Ghana”)
Initial Interest	22.5% of IRR Ghana
Initial Interest Consideration	Piedmont will solely fund: • $5 million of exploration expenses • $12 million of definitive feasibility expenses
Initial Interest Condition
Piedmont’s Initial Interest will be issued upon:
•      Completion of definitive feasibility study
•      Piedmont’s election to proceed with further interest investment
•      Piedmont will be entitled to appoint 50% of the Board of Directors of IRR Ghana upon satisfaction of the Initial Interest Conditions

Further Interest	27.5% of IronRidge Resources Ghana and its Affiliates
Further Interest Consideration	Piedmont will solely fund the first $70 million of capital costs for the Ewoyaa Project
Further Interest Conditions
Commencement of funding of the Further Interest Consideration will occur upon:
•      A Decision to Mine undertaken by the Board of IRR Ghana
•      Customary Authorizations required for construction of the Ewoyaa Project

Other	The Parties will equally share any cost savings or overruns in the Initial or Further Interests Customary representations, warranties, and pre-completion obligations
Conditions Precedent
The Initial and Further Interest are subject to the following Conditions Precedent
•      Completion of due diligence by both parties
•      Completion of the Share Subscription Agreement
•      Obtainment of all Authorizations, if any, including approval of FIRB of Australia

Supply Agreement
Buyer	Piedmont Lithium Inc. (or its nominee)
Seller	IronRidge Resources and its Affiliates
Product	Spodumene concentrate containing 6.0% Li2O grade (dry basis)
Quantity	50% of Seller’s planned production
Term	Life-of-mine
Price	Market pricing (based on an average price for CIF China Price (US$) for 6.0% SC6 dry basis)
Conditions
•      Buyer and Seller agreeing to a start date for Product deliveries between July 2025 and July 2026 based on the development schedules of both parties
•      Supply Agreement is conditioned upon Piedmont’s satisfaction of earn-in obligations to acquire the Initial Interest and Further Interest of IRR Ghana

About IronRidge Resources
IronRidge Resources is an AIM-listed, Africa focused minerals exploration company with a lithium pegmatite discovery in Ghana, extensive grassroots gold portfolio in Côte d'Ivoire and a potential new gold province discovery in Chad. The Company holds legacy iron ore assets in Gabon and a bauxite resource in Australia. IronRidge's strategy is to create and sustain shareholder value through the discovery and development of significant and globally demanded commodities.  For more information, please visit www.ironridgeresources.com.au.
About Piedmont Lithium
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class integrated lithium business in the United States, enabling the transition to a net zero world and the creation of a clean energy economy in America. Our location in the renowned Carolina Tin Spodumene Belt of North Carolina, the cradle of the lithium industry, positions us to be one of the world’s lowest cost producers of lithium hydroxide, and the most strategically located to serve the fast-growing US electric vehicle supply chain. The unique geographic proximity of our resources, production operations and prospective customers places us on the path to be among the most sustainable producers of lithium hydroxide in the world and should allow Piedmont to play a pivotal role in supporting America’s move to the electrification of transportation and energy storage.  For more information, visit www.piedmontlithium.com.

Forward Looking Statements
This announcement may include forward-looking statements. These forward-looking statements are based on Piedmont’s expectations and beliefs concerning future events. Forward looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of Piedmont, which could cause actual results to differ materially from such statements. Piedmont makes no undertaking to subsequently update or revise the forward-looking statements made in this announcement, to reflect the circumstances or events after the date of that announcement.  U.S. investors are urged to consider Piedmont’s disclosure in its SEC filings, copies of which may be obtained from Piedmont or from the EDGAR system on the SEC’s website at http://www.sec.gov/.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources

The information contained herein and previously reported by IronRidge Resources has been prepared in accordance with the requirements of the securities laws in effect in Australia, which differ from the requirements of United States securities laws. The terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are Australian mining terms defined in accordance with the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”). Comparable terms are now also defined by the U.S. Securities and Exchange Commission (“SEC”) in its newly adopted Modernization of Property Disclosures for Mining Registrants as promogulated in its S-K 1300 standards.  While the guidelines for reporting mineral resources, including subcategories of measured, indicated, and inferred resources, are largely similar for JORC and S-K 1300 standards, information contained herein that describes IronRidge Resources’ mineral deposits is not fully comparable to similar information made public by U.S. companies subject to reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder  Piedmont does not guaranty or verify the accuracy of any disclosure made by IronRidge Resources.

Competent Persons Statements

The information in this announcement that relates to Exploration Results, Metallurgical Testwork Results, Mineral Resources, Process Design, Capital Costs, Operating Costs, Mining Engineering and Mining Schedule for Piedmont’s Carolina Lithium Project is extracted from the Company’s ASX announcements dated June 10, 2021, June 9, 2021, and April 8, 2021 which are available to view on the Company’s website at www.piedmontlithium.com. Piedmont confirms that: a) it is not aware of any new information or data that materially affects the information included in the original ASX announcements; b) all material assumptions and technical parameters underpinning Mineral Resources, Exploration Targets, Production Targets, and related forecast financial information derived from Production Targets included in the original ASX announcements continue to apply and have not materially changed; and c) the form and context in which the relevant Competent Persons’ findings are presented in this report have not been materially modified from the original ASX announcements.